Exhibit 4.4

HOLDER VOTING AGREEMENT

This Holder Voting Agreement (this “Agreement”) is made as of the 28th day of July, 2011, by and among Twitter, Inc., a Delaware corporation (the “Company”) and Compliance Matter Services, LLC (“Stockholder”).

RECITALS

A. Stockholder is acquiring and will hold shares of Series G-1 Preferred Stock or Series G-2 Preferred Stock of the Company (collectively, the “Series G Preferred Stock” or the “Purchased Shares”) pursuant to that certain Series G Preferred Stock Purchase Agreement of even date herewith between the Company, Stockholder and certain other parties listed on Exhibit A thereto (the “Series G Agreement”). Stockholder will also become a party to, among other agreements, that certain side letter agreement of even date herewith between the Company, Stockholder and certain other stockholders party thereto (the “Side Letter Agreement”).

B. This Agreement, among other things, requires Stockholder to vote all of its Purchased Shares and all shares of capital stock of the Company which Stockholder hereafter acquires or as to which Stockholder otherwise exercises voting or dispositive authority (together, all such shares referred to in this sentence and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution of such shares, the “Shares”) in the manner set forth herein until the termination of this Agreement in accordance with Section 6 hereof.

C. The Series G Agreement provides that, as a condition to the Company’s obligations thereunder, Stockholder will enter into this Agreement and each other party listed on Exhibit A thereto will enter into a similar agreement, each of which will grant the Company and the Proxyholder (as defined below) the rights set forth herein. Stockholder acknowledges and agrees that Stockholder entering into this Agreement is a material inducement for the Company to enter into the Series G Agreement. This Agreement is being entered into for good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed.

AGREEMENT

The parties agree as follows:

1. Voting Arrangements. Stockholder hereby agrees that Proxyholder shall have the right to vote all Shares, in Proxyholder’s sole discretion, on all matters submitted to a vote of stockholders of the Company at a meeting of stockholders or through the solicitation of a written consent of stockholders (whether of any individual class of stock or of multiple classes of stock voting together) except for the following (together, the “Excepted Matters”):

(i) Any amendment, restatement, alteration, repeal or waiver (whether by merger, consolidation or otherwise) of any provisions of the Company’s Restated Certificate of Incorporation as amended from time to time (the “Restated Certificate”) or bylaws, if such action would adversely alter, affect or change any of the powers, preferences or special rights of the Series G Preferred Stock but not so affect each other series of the Company’s preferred stock; provided, however, that the authorization or creation of a new series of the Company’s preferred stock that is senior or pari passu to the Series G Preferred Stock shall not, in and of itself, be deemed to be a change, repeal, waiver or amendment of any of the powers, preferences or special rights of the Series G Preferred Stock;

(ii) Any amendment, restatement, alteration, repeal or waiver (whether by merger, consolidation or otherwise) of any provision of the Series G Agreement or any Related Agreement (as defined in the Series G Agreement as in effect on the date hereof); provided that Stockholder acknowledges that each of the Series G Agreement or any Related Agreement may be amended, restated, altered, repealed or waived pursuant to the terms of such agreements without the required additional approval or consent of Stockholder, subject to the terms thereof;

(iii) Any conversion of the Series G Preferred Stock into Common Stock pursuant to the second sentence of Article V, Section 5.2(a) of the Restated Certificate as in effect on the date hereof (for the avoidance of doubt, excluding conversion pursuant to a Qualified Initial Public Offering pursuant to the first sentence of Article V, Section 5.2(a) of the Restated Certificate ); and

(iv) Any matters requiring the approval of holders of Series G Preferred Stock, voting as a separate series, pursuant to Article V, Section 6.2 of the Restated Certificate as in effect on the date hereof.

With respect to the Excepted Matters, Stockholder shall have the right to (a) instruct Proxyholder in writing as to the manner in which the Shares held by such Stockholder shall be voted or (b) vote such Shares in person or by action by written consent, as applicable. In addition, Proxyholder shall not have any right to waive notice by the Company to Stockholder. In the event that Stockholder does not so instruct Proxyholder or notify Proxyholder of its intention to so vote or act by written consent, Proxyholder shall abstain from voting the Shares in respect of such matters.

“Proxyholder” shall mean any officer of the Company appointed from time to time for the purpose of acting as Proxyholder under this Agreement by the Company’s Board of Directors (the “Board”) or any committee authorized by the Board to appoint the Proxyholder, as determined in the sole discretion of the Board or such committee as applicable. The person appointed as Proxyholder may be changed or replaced from time to time in the sole discretion of the Board or such committee, as applicable. Initially Proxyholder shall be Alexander Macgillivray, the General Counsel and Secretary of the Company. The Company will notify Stockholder of any change to the person appointed as the Proxyholder.

2. Illustrative Examples. Matters on which Proxyholder shall be entitled to vote, pursuant to Section 1 include, but are not limited to, the following, which are presented here solely by way of example:

2.1 Election, replacement or removal of directors of the Company (each, a “Director”);

2.2 Sale or other disposition of all or substantially all of the Company’s assets, provided, that any distribution to Company stockholders of the proceeds of such sale or disposition are made in accordance with the Company’s certificate of incorporation, as then in effect;

2.3 Mergers of, or acquisitions by, the Company or its subsidiaries that are submitted for stockholder approval, provided, that any distribution to Company stockholders of the proceeds of such merger of the Company are made in accordance with the Company’s certificate of incorporation, as then in effect;

2.4 Adoption by the Company of a rights plan or similar takeover defensive arrangements, or amendments thereof; and

2.5 Adoption by the Company of a two-class capital stock structure (a “Dual Class Structure”) in which one class of capital stock has, among other things, enhanced voting rights, including but not necessarily limited to multiple votes per share (“Heavy Vote Stock”), and the other class of capital stock does not, provided, that, the shares of capital stock held by Stockholder at the time of adoption of such structure are entitled to be converted into Heavy Vote Stock without any further consideration; provided further that the economic rights of the Purchased Shares held by the Stockholder immediately after the adoption of such Dual Class Structure is the same as the economic rights of the Purchased Shares immediately prior to the adoption of such Dual Class Structure.

3. Stockholder to Abstain from Voting. Stockholder agrees that, unless Proxyholder provides explicit written instruction to vote the Shares under this Agreement or Proxyholder provides explicit written notice that Stockholder shall be permitted by Proxyholder to vote in a manner other than as Proxyholder instructs, Stockholder shall abstain from voting any of the Shares (in person, by proxy or by action by written consent, as applicable) on all matters other than with respect to the Excepted Matters.

4. Irrevocable Proxy and Power of Attorney. To secure Stockholder’s obligation to vote the Shares in accordance with this Agreement and to comply with the other terms hereof, Stockholder hereby appoints Proxyholder (who shall be such person as determined from time to time pursuant to Section 1), as Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote or act by written consent with respect to all the Shares in accordance with the provisions set forth in this Agreement and to execute any applicable instruments and written consents consistent with this Agreement on behalf of Stockholder. Proxyholder shall, promptly upon any exercise of the proxy granted hereby, provide Stockholder with copies of all documents related to or executed in connection with such exercise by Proxyholder. The proxy and power granted by Stockholder pursuant to this Section 4 are coupled with an interest and are given to secure the performance of Stockholder’s duties under this Agreement. The proxy and power will be irrevocable for the term hereof. The proxy and power will survive the merger, consolidation, conversion or reorganization of Stockholder.

5. Additional Representations, Covenants and Agreements.

5.1 Transfers by Stockholder. Subject to all other restrictions on Transfer (as defined in the Side Letter Agreement), no Shares shall be Transferred until the pledgee, transferee or donee of such Shares (the “Transferee”) furnishes the Company with a written agreement to be bound by the terms of this Agreement (an “Assumption Agreement”), it being understood and agreed that the Company shall be entitled to issue stop transfer instructions in respect of such Shares to preclude any transfer of Shares in contravention of the foregoing; provided, however, that in accordance with Section 6.1, an Assumption Agreement shall not be required in connection with a Transfer of any Shares by Stockholder to a third party (other than to an Affiliate of Stockholder as defined in the Side Letter Agreement) on or after July 28, 2015. Upon satisfaction of the provisions of this Section 5.1, such pledgee, transferee or donee shall be treated as the “Stockholder” for purposes of this Agreement.

5.2 Changes to Transfer Restrictions. Notwithstanding anything herein or in any Related Agreement to the contrary, the Company shall not (a) adopt a general restriction on the Transfer of the Shares extending more than (2) years following the date of this Agreement or (b) restrict the ability of Stockholder to Transfer the Shares to its Affiliates (as defined in the Side Letter Agreement) who agree to be bound by this Agreement, the Side Letter Agreement, the Related Agreements and the applicable sections of Section 4 of the Series G Agreement, in each case without the approval of Stockholder.

5.3 Legends. The Company shall cause each certificate representing the Shares to bear the following legend, in addition to any legends that may be required by state or federal securities laws or the terms of the Company’s Bylaws or any voting or other agreements that apply:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A HOLDER VOTING AGREEMENT WITH THE COMPANY, DATED AS OF JULY 28, 2011 (COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY) WHICH INCLUDES PROVISIONS POTENTIALLY RESTRICTING THE STOCKHOLDER’S RIGHT TO VOTE AN INTEREST IN THE SHARES EVIDENCED HEREBY, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID HOLDER VOTING AGREEMENT.

5.4 Stock Splits, Dividends, Etc. In the event of any issuance of shares of the Company’s voting securities hereafter to Stockholder (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall automatically become subject to this Agreement and shall be endorsed with the legend set forth in Section 5.3.

5.5 Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

5.6 Proxyholder’s Liability. In voting the Shares in accordance with Section 1 hereof, Proxyholder shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which Proxyholder may do or refrain from doing in good faith, nor shall Proxyholder have any accountability hereunder, except for his own bad faith, gross negligence or willful misconduct. Proxyholder is expressly intended as a third party beneficiary of this Agreement.

5.7 Series G Transaction Agreements. For the sake of clarity, unless such matter is being determined by a vote submitted to the stockholders of the Company at a meeting of stockholders or through the solicitation of a written consent of stockholders, Proxyholder shall not have any right to exercise or waive any of Stockholder’s rights provided for in the Series G Agreement or the Related Agreements.

5.8 Notice of Voting. Each time the Company seeks approval of the holders of Preferred Stock of the Company of any matter pursuant to Section 228 of the Delaware General Corporation Law, the Company shall include each of T. Rowe Price Associates, Inc., RTLC, LLC, J.P. Morgan Digital Growth Fund L.P. and DST Global II, L.P., DST Investments 3 Limited and DST Investments IV, L.P. (such DST entities collectively, “DST Investments”) on any such solicitation by the Company on or about the same time as the other holders of Preferred Stock of the Company are solicited.

5.9 Certificate of Adjustments. In the event the Company is required to mail a certificate of adjustment to the holders of Preferred Stock of the Company pursuant to Section 5.9 of the Restated Certificate, the Company shall provide such certificate of adjustment to each of T. Rowe Price Associates, Inc., RTLC, LLC, J.P. Morgan Digital Growth Fund L.P. and DST Investments within five business days of the applicable event resulting in such adjustment.

6. Termination.

6.1 Termination Events. This Agreement shall terminate:

(a) upon the liquidation, dissolution or winding up of the business operations of the Company;

(b) upon the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;

(c) in the sole discretion of the Company, upon the express written consent of the Company (which the Company shall be under no obligation to provide);

(d) upon a Deemed Liquidation Event (as defined in the Restated Certificate); or

(e) subject to any longer period agreed in writing between the Company and Stockholder, upon the completion of a firm commitment underwritten public offering by the Company (the “Initial Public Offering”) under the Securities Act of 1933, as amended (the “Securities Act”) or such time the Company becomes subject to the reporting requirements pursuant to the Securities Exchange Act of 1934, as amended.

In addition, unless otherwise agreed in writing between the Company and Stockholder, this Agreement shall cease to apply to any Shares that are Transferred by Stockholder to a third party (other than to an Affiliate of Stockholder as defined in the Side Letter Agreement) on or after July 28, 2015; provided that this Agreement shall continue to apply to any other Shares that are continued to be held by Stockholder or its Affiliates until otherwise terminated pursuant to this Section 6.1.

6.2 Removal of Legend. At any time after the termination of this Agreement or inapplicability of this Agreement to certain Shares, in each case in accordance with Section 6.1, any holder of a stock certificate legended pursuant to this Agreement may surrender such certificate to the Company for removal of the legend, and the Company shall, as promptly as reasonably practicable, reissue a new certificate without the legend, as applicable.

7. Miscellaneous.

7.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and Stockholder. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or the respective successors and assigns of the Company and Stockholder any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement may not be assigned without the written consent of the Company and Stockholder.

7.2 Amendments and Waivers. Any term hereof may be amended or waived only with the written consent of the Company and Stockholder.

7.3 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (c) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (d) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by facsimile or by express courier.

7.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

7.5 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles. In addition, each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery or other courts of the State of Delaware, and (iv) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

7.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.8 No Ownership Interest. Except as provided for in this Agreement, nothing contained herein shall be deemed to vest in any party other than Stockholder any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares held by Stockholder. Except as otherwise provided for herein, all ownership, rights and economic benefits of and relating to such Shares shall remain vested in and belong to Stockholder. For the avoidance of doubt, Stockholder agrees, and agrees not to dispute, that the proxy granted hereunder is coupled with an interest and is enforceable against Stockholder.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Holder Voting Agreement as of the date first set forth above.

THE COMPANY:

TWITTER, INC.

/s/ Richard Costolo
Name: Richard Costolo
Title: Chief Executive Officer

STOCKHOLDER:

COMPLIANCE MATTER SERVICES, LLC

By:	RTLC Management III, LLC, its Manager

By:	/s/ Suhail Rizvi
Name: Suhail Rizvi
Its: Managing Director